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                       CONSENT OF INDEPENDENT CERTIFIED
                              PUBLIC ACCOUNTANTS




We have issued our reports dated February 24, 1994 (except for Note E, as to which the date is March 23, 1994) accompanying the consolidated financial statements and schedules of Ply Gem Industries Inc. and subsidiaries appearing in the 1993 Annual Report on Form 10-K, as amended on April 28, 1994, for the year ended December 31, 1993 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

GRANT THORNTON

New York, New York
August 11, 1994